Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
mail@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Establishes At-the-Market Public Stock Offering Program

TARRYTOWN, N.Y. (February 5, 2010) – EpiCept Corporation (Nasdaq and Nasdaq OMX Stockholm: EPCT) announced today that it has established an at-the-market program through which it may sell, from time to time and at its sole discretion, shares of its common stock having an aggregate offering price of up to $15 million. Maxim Group LLC is acting as sales agent on the program.

Sales of EpiCept shares under the program, if any, may be made by means of ordinary brokers’ transactions on The Nasdaq Capital Market or, to the extent allowable by law, the Nasdaq OMX Stockholm Exchange, at market prices. Additionally, under the terms of the sales agreement, the Company may also sell shares of its common stock through the sales agent, on the Nasdaq Capital Market or, to the extent allowable by law, the Nasdaq OMX Stockholm Exchange, or otherwise, at negotiated prices or at prices related to the prevailing market price. As sales agent, Maxim will not engage in any transactions that stabilize the Company’s common stock.

The Company intends to use any net proceeds it may receive from the offering to meet working capital needs and repay indebtedness, as well as for general corporate purposes.

The Company has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (the “SEC”) to enable the offering of common stock described in this communication. Current and potential investors should read the prospectus in that registration statement, the prospectus supplement relating to the at-the-market offering and other documents the Company has filed with the SEC for more complete information about it and the at-the-market offering program. These documents may be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or the sales agent will send the prospectus supplement (including the prospectus) upon request. Such requests may be made by contacting Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, or by calling 800-724-0761.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock nor shall there be any sale of such common stock in any state or jurisdiction of the United States or any country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, which has been granted full marketing authorization by the European Commission for remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. The Company has two oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes EpiCept™ NP-1, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene will not be launched or achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that we will not be able to find a buyer for our ASAP technology, the risk that clinical trials for EpiCeptTM NP-1 or crinobulin will not be successful, the risk that EpiCept NP-1 or crinobulin will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCept NP-1 on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

EPCT-GEN

*Azixa is a registered trademark of Myriad Genetics, Inc.

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